(McCullough Board Announcement - Page 1)

Exhibit 99.1

COMMERCIAL METALS COMPANY ANNOUNCES APPOINTMENT OF GARY E. MCCULLOUGH TO BOARD OF DIRECTORS

Irving, TX –September 8, 2021 - Commercial Metals Company (NYSE: CMC) today announced that it has named Gary E. McCullough to the Board of Directors, effective October 12, 2021.

Mr. McCullough’s impressive business career has spanned more than 30 years. He currently sits on TransDigm Group Incorporated’s Board of Directors and serves as an investor in and advisor to several private entities. He previously served as Chief Executive Officer of ARI Packaging, Inc. Prior to that, he was President and Chief Executive Officer of Career Education Corporation, where he also served on the Board of Directors. In addition, he has held senior roles at Abbott Laboratories, Wm. Wrigley Jr. Company and The Procter & Gamble Company. Notably, Mr. McCullough served as an Infantry Officer in the U.S. Army for 5 years, beginning as a Second Lieutenant and rising to the rank of Captain.

“We are thrilled to welcome such a seasoned executive to our Board of Directors,” said Barbara R. Smith, Chairman of the Board, President, and Chief Executive Officer. “Gary brings a wealth of public company management expertise, and his experience with market-leading commercial companies will be invaluable to our team as we continue to advance our strategy.”

McCullough’s appointment will bring the total number of directors to 10, nine of whom are independent. He will serve on the Compensation and Finance Committees.

Mr. McCullough received his Bachelor of Science degree in Business from Wright State University and a Master’s in Business Administration from Northwestern University’s J.L. Kellogg Graduate School of Management. He was named by Black Enterprise magazine as one of the “100 Most Powerful Executives in Corporate America” in both 2005 and 2009.

(McCullough Board Announcement - Page 2)

About Commercial Metals Company

Commercial Metals Company and its subsidiaries manufacture, recycle and fabricate steel and metal products, related materials and services through a network of facilities that includes seven electric arc furnace (“EAF”) mini mills, two EAF micro mills, a rerolling mill, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the U.S. and Poland.

Media Contact:

Susan Gerber

214.689.4300